SpectRx, Inc. (770) 242-8723
Bill Wells - Media
Thomas H. Muller, Jr. - Financial

SpectRx Reports First Quarter 2004 Results

Current Highlights:

  New SimpleChoice® infusion set for use with Medtronic Paradigm® insulin pump on the market
  Insulin pump OEMs to begin selling SimpleChoice® products
  Date set to start pivotal FDA clinical trial for non-invasive cervical cancer detection device

  Norcross, GA (May 11, 2004) -- SpectRx, Inc. (OTCBB: SPRX) today announced its operating results for the first quarter 2004.

  Revenue for the first quarter of 2004 was $125,000 compared to revenue of $801,000 in the first quarter of 2003. The reduction in revenue was primarily due to the sale of the BiliChek® business to Respironics, Inc. in March 2003.

  Net loss for the first quarter of 2004 was $2.5 million, compared with a net loss of $159,000 in the comparable quarter of 2003. The first quarter of 2003 included recognition of a gain of $1.1 million on the sale of the assets use in the BiliChek® business.

  Net loss attributable to common stockholders rose from a loss of $0.02 per share in the first quarter of 2003 to a loss of $0.66 per share in the first quarter of 2004.  Of the $0.66 per share loss for the quarter, a loss of $0.44, or a total of approximately $5 million, is the result of a non-cash deemed dividend resulting from issuance by SpectRx of shares of its series A convertible preferred stock with a conversion price below market price at the time of issuance.  This deemed dividend brought the net loss attributable to common stockholders to a total of approximately $7.5 million for the quarter, compared to $238,000 for the first quarter of 2003.

  Cash on hand at the end of the first quarter was approximately $6.0 million. Stockholders' equity rose to $3.5 million as a result of proceeds from the private placement of $7.3 million in March 2004.

  "The key event of the first quarter was the closing of our private placement financing," said Mark A. Samuels, SpectRx, Inc. chairman and chief executive officer. "We believe that we now have the financial resources necessary to build a growing, sales-oriented diabetes management company. We are building a team of results-oriented people and are developing the market-driven products necessary to make the business a success."

  Diabetes Business Update -

  "As we stated in our last quarterly update, we are moving aggressively to increase the number of product offerings, and to expand our channels of distribution and potential markets," said Bill Arthur, SpectRx, Inc. president and chief operating officer. "We have just launched the SimpleChoice easy Pro, the first third-party infusion set for use with the Medtronic Paradigm® insulin pump. We have placed some small initial stocking orders with other pump manufacturers that wish to offer their customers the benefits of our infusion sets. We are also moving forward to secure the CE mark for European sales of our products."

  "We continue to move forward in our efforts to secure a strategic partner for our continuous interstitial fluid sampler technology for monitoring glucose levels," Mr. Arthur said.

  Cancer Detection Business Update -

  "We continue to make progress on the financing, regulatory approval and product design fronts in the development of our non-invasive cervical cancer detection device," said Keith D. Ignotz, chief executive officer of Guided Therapeutics, Inc., the SpectRx subsidiary company formed to commercialize the non-invasive cervical cancer device. "We expect to begin enrolling patients in June for the pivotal FDA clinical trials necessary for regulatory approval, and are continuing our discussions with venture capital groups for funding."

  SpectRx management will hold a conference call to discuss first quarter 2004 results on Wednesday, May 12, 2004 at 11 a.m. EDT. To access the call via telephone, call 800-889-0817 or visit www.ccbn.com or www.fulldisclosure.com for access via the Internet.

  About SpectRx, Inc.

  SpectRx, Inc. (OTCBB: SPRX) is a diabetes management company developing and providing innovative solutions for insulin delivery and glucose monitoring. SpectRx markets the SimpleChoice® line of innovative diabetes management products, which include insulin pump disposable supplies. These FDA-cleared products complement its developmental consumer device for continuous glucose monitoring. SpectRx also plans to commercialize its non-invasive cancer detection technology in a separate company through separate financing. For more information, visit SpectRx's web sites at spectrx.com, mysimplechoice.com and guidedtherapeutics.com.

  Trademarks are owned by their respective companies.

  The Guided Therapeutics device is an investigational device and limited by federal law to investigational use.

  "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995. A number of the matters and subject areas discussed in this report that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from SpectRx's actual future experience involving any of or more of such matters and subject areas. SpectRx has attempted to identify, in context, certain of the factors that it currently believes may cause actual future experience and results to differ from SpectRx's current expectations regarding the relevant matter or subject area. Such risks and uncertainties include: the early stage of products in development, the uncertainty of market acceptance of products, the uncertainty of development or effectiveness of distribution channels, the intense competition in the medical device industry, the uncertainty of capital to develop products, the uncertainty of regulatory approval of products, dependence on licensed intellectual property, as well as those that are more fully described from time to time in SpectRx's reports under the heading "Risk Factors" filed with the SEC, including SpectRx's Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and subsequent quarterly reports.

  In Thousands except per share data

  SpectRx, Inc. and Subsidiaries
  Consolidated Condensed Statement of Operations (Unaudited)
	Three Months Ended
	March 31
	2004	2003
Revenue	$125	$801
Cost of Sales	286	312
Gross profit (loss)	(161)	489

Expenses
Research & Development	939	983
Selling, General & Administration	488	710
Total Operating Expense	1,427	1,693

Operating Loss	(1,588)	(1,204)

Gain on Sale of BiliChek Product Line	0	1,072

Interest & Other Income (expense)	(903)	(27)
Net Loss	(2,491)	(159)
Preferred Stock Dividends	(73)	(79)
Deemed Dividend on Preferred Stock	(4,970)	0
Net loss Attributable to Common Stockholders	($7,534)	($238)

Basic and Diluted Net Loss per Share	($0.66)	($0.02)

Basic and Diluted Weighted Average Shares Outstanding	11,372	11,249

  Selected Balance Sheet Data (Unaudited)
	March 31, 2004	December 31, 2003
Cash Equivalents	$5,966	$389
Working Capital	3,196	(1,959)
Total Assets	11,261	6,714
Accumulated Deficit	(53,574)	(51,010)
Stockholders' Equity (DEFICIT)	3,452	(1,583)
Redeemable Preferred Stock, Long-term Portion	$3,303	$3,264

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